Exhibit 99.1

DYNATRACE ANNOUNCES CHIEF REVENUE OFFICER TRANSITION
CRO Steve Pace to retire; Dan Zugelder appointed as next CRO of Dynatrace

WALTHAM, Mass., June 5, 2023 - Dynatrace (NYSE: DT), the leader in unified observability and security, today announced that its Chief Revenue Officer (CRO), Steve Pace, plans to retire from the company and that Dan Zugelder will be appointed as the company’s new CRO, effective July 5, 2023. Pace will stay on in an advisory capacity through the end of the company’s fiscal second quarter to ensure a smooth transition.
Zugelder is currently Senior Vice President and General Manager, Americas, at VMware (NYSE: VMW), leading approximately 3,800 people in this role and accountable for over $4 billion in annual revenue. Zugelder joined VMware as Senior Vice President, Global Accounts in 2018. Prior to VMware, he worked for 18 years at Dell EMC, where he held several key sales management positions, most recently serving as Senior Vice President, Global Accounts. Before joining Dell EMC, he spent 10 years at ADP in various sales and sales leadership roles.
“I am thrilled to announce Dan’s appointment as CRO of Dynatrace,” said Rick McConnell, Chief Executive Officer of Dynatrace. “He brings a wealth of valuable experience to the company, reflecting over 30 years in technology. His proven track record of executive management, sales leadership at significant scale, and global customer engagement make him the ideal person to spearhead Dynatrace’s go-to-market strategies and revenue generation activities.”
“I’m honored to be joining Dynatrace,” said Zugelder. “With the rapid evolution of the cloud and resultant explosion in data, end-to-end observability and application security have become mandatory. Dynatrace’s ability to provide precise, data-driven analytics and automation have proven to be key differentiators in the market. Building upon the strong go-to-market foundation that Steve and his team have in place, I am excited to play a key role in the next phase of growth for Dynatrace.”
Steve Pace will retire after serving as Dynatrace’s CRO for seven years and over 30 years as a sales, marketing, operations, and technology executive. Pace and his team have successfully extended the Dynatrace platform to power digital transformation initiatives in many of the world’s largest and most influential organizations across every major industry vertical and in partnership with all major cloud solution providers.
“On behalf of the entire Dynatrace team, I’d like to thank Steve for his many contributions since joining the company in 2016,” continued McConnell. “It has been a pleasure to watch Steve’s proven and thoughtful leadership deliver consistent results. His contributions to building a world-class sales organization have positioned Dynatrace for sustainable, long-term growth. I am glad Steve will be with us for the next several months to ensure a smooth transition, and I wish him the best for the future.”

About Dynatrace

Dynatrace exists to make the world’s software work perfectly. Our unified platform combines broad and deep observability and continuous runtime application security with the most advanced AIOps to provide answers and intelligent automation from data at an enormous scale. This enables innovators to modernize and automate cloud operations, deliver software faster and more securely, and ensure flawless digital experiences. That is why the world’s largest organizations trust Dynatrace® to accelerate digital transformation.

Cautionary Language Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, Mr. McConnell’s and Mr. Zugelder’s comments, and any other statements that are not historical facts. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts

Investor Contact:
Noelle Faris
VP, Investor Relations
Noelle.Faris@dynatrace.com

Media Relations:
Jerome Stewart
VP, Communications
Jerome.Stewart@dynatrace.com
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